Execution Copy

AMENDMENT NO. 1 TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 is made and entered into effective as of July 24, 2019 (the “Effective Date”) to the amended and restated employment agreement dated as of November 30, 2016 (the “Employment Agreement”), between Vertex Pharmaceuticals Incorporated (the “Company”) and Jeffrey M. Leiden, MD., Ph.D. (the “Executive”).
WHEREAS, the parties have agreed that upon the expiration of the term of the Employment Agreement on March 31, 2020 (the Expiration Date as set forth in the Employment Agreement), the Executive will resign from his position with the Company as its Chief Executive Officer effective on the Expiration Date, and will thereafter continue to serve the Company as its Executive Chairman; and
WHEREAS, the Company and the Executive deem it desirable and appropriate to set forth the terms of the Executive’s anticipated continued employment with the Company as its Executive Chairman following the Expiration Date.
NOW, THEREFORE, effective on the Effective Date, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    The Company and the Executive hereby agree to enter into the employment agreement attached hereto as Exhibit 1 prior to the Expiration Date, which agreement shall become effective on the date set forth therein, subject to and contingent on the Executive’s continued service with the Company under the terms of the Employment Agreement through the expiration of its term on the Expiration Date.
2.    Section 5(d)(i)(A) of the Employment Agreement is hereby amended to add the following sentence at the end: “In addition, the Company shall provide the Executive with the benefits described in Section 5(d)(i)(A) of the employment agreement attached hereto as Exhibit 1, which amounts shall be paid in the time period set forth in such Section 5(d)(i)(A) of such employment agreement.”
3.    The Company shall reimburse the Executive’s legal fees and expenses incurred in the negotiation of the terms and conditions of this Amendment No. 1 and of the employment agreement attached hereto as Exhibit 1, to a maximum total reimbursement not to exceed twenty thousand dollars ($20,000), subject to such reasonable substantiation, documentation and submission deadlines as may be specified by the Company.
Except as amended hereby and expressly provided herein, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 1 has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:                    THE EXECUTIVE:

VERTEX PHARMACEUTICALS
INCORPORATED

By: _/s/ Bruce I. Sachs_________            /s/ Jeffrey M. Leiden, M.D., Ph.D._____
Bruce I. Sachs                    Jeffrey M. Leiden, M.D., Ph.D
Lead Independent Director and
Chairman of MDCC

Exhibit 1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2020 (the “Effective Date”) between Vertex Pharmaceuticals Incorporated (the “Company”) and Jeffrey M. Leiden, MD., Ph.D. (the “Executive”) and is effective as of March 31, 2020.
WHEREAS, the Company and the Executive previously entered into an amended and restated employment agreement dated as of November 30, 2016, and amended by an Amendment No. 1 dated as of June 24, 2019 (the “Prior Agreement”), which set forth the terms of the Executive’s employment with the Company as its Chief Executive Officer;
WHEREAS, the parties have elected not to extend the term of the Prior Agreement beyond its expiration date, and the Executive hereby resigns from his position with the Company as its Chief Executive Officer effective March 31, 2020;
WHEREAS, on and after the Effective Date, the Executive has agreed to continue to serve the Company as its Executive Chairman, and, subject to his continuing re-election by the Company’s shareholders, will also continue to serve on the Board of Directors of the Company (the “Board”), and as the Chairman of the Board; and
WHEREAS, the Company and the Executive deem it desirable and appropriate to enter into this Agreement to set forth the terms of the Executive’s employment with the Company as its Executive Chairman, effective as of the Effective Date.
NOW, THEREFORE, effective on the Effective Date, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Termination of Prior Agreement; Employment as Executive Chairman. Subject to and contingent on the Executive’s continued employment with the Company under the terms of the Prior Agreement through the expiration of its term on March 31, 2020, this Agreement shall become effective on the Effective Date. Upon effectiveness of this Agreement on the Effective Date, the Prior Agreement shall terminate and be of no further force and effect. Prior to the Effective Date, the Prior Agreement shall remain in full force and effect. The Executive hereby resigns and terminates his employment as Chief Executive Officer of the Company and from all other positions, offices and directorships he may have with the Company or any of its Immediate Affiliates, other than as a member and as Chairman of the Board, and the Company, on its own behalf and on behalf of its Affiliates, hereby accepts such resignations, effective as of March 31, 2020. For purposes of Section 5(h) of the Prior Agreement, the termination of the Executive’s employment as the Chief Executive Officer of the Company on March 31, 2020 shall be treated as a termination of employment upon expiration of the term of such agreement, and the Executive shall be entitled to the accelerated vesting and extended exercisability of outstanding equity awards held by the Executive as of such date as provided in Section 5(h) of the Prior Agreement. A summary of the equity awards held by the Executive on March 31, 2020 and the treatment of such awards under such Section 5(h) is attached hereto as Exhibit A. Notwithstanding anything to the contrary herein, nothing provided for herein shall constitute, or give rise to, a Good Reason event under the Prior Agreement. During the Term of this Agreement (defined below), the Executive shall be employed in the business of the Company as its Executive Chairman, with the duties as set forth in Section 3 of this Agreement.
2.    Term. The Executive’s employment under this Agreement shall be for a term (the “Term of this Agreement”) commencing on the Effective Date and expiring on the earlier of (i) March 31, 2023 (the “Expiration Date”) or (ii) the date this Agreement is terminated in accordance with Section 5 of this Agreement or otherwise. The Term of this Agreement may be extended or renewed only by written agreement signed by the Executive and an expressly authorized representative of the Board.
3.    Capacity and Performance.
(a)    During the Term of this Agreement, the Executive shall be appointed and serve as the Executive Chairman of the Company. During the Term of this Agreement, the Executive shall also serve on the Board, and as the Chairman of the Board, in each case, subject to his continuing reelection by the Company’s shareholders. At the request of the Board, upon termination of his employment with the Company for any reason, the Executive shall resign as a member of the Board and as Chairman of the Board and from his office as Executive Chairman of the Company and any other positions, offices and directorships he may then have with the Company or any of its Immediate Affiliates.
(b)    During the Term of this Agreement, the Executive shall diligently perform the duties and responsibilities of Executive Chairman of the Company and such other duties and responsibilities consistent with the position of Executive Chairman, as may be assigned to him from time to time by the Board or a designated committee thereof.
(c)    During the Term of this Agreement, the Executive shall devote his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive may (i) engage in the passive management of his personal and family investments and in charitable and community activities, (ii) invest in companies other than the Company and its Immediate Affiliates as long as such companies do not have a product that is competitive with a product that the Company is actively marketing, and (iii) act in an investment advisory capacity for and/or serve on the governing boards of companies other than the Company and its Immediate Affiliates as long as such companies do not have a product that is competitive with a product that the Company is actively marketing and/or a product of the Company that is in clinical development; provided that (A) such investments, activities, and any memberships on board of directors or other governing boards other than those of the Company and its Immediate Affiliates authorized by the Board, do not, individually or in the aggregate, give rise to a conflict of interest or otherwise materially interfere with his performance of his duties and responsibilities to the Company and its Affiliates under this Agreement or the time required for their performance or breach his obligations set forth in the agreement between the Company and the Executive entitled “Employee Non-Disclosure, Non-Competition and Inventions Agreement” dated as of December 14, 2011 (the “Employee Agreement”) and (B) Executive shall not have an operational role with respect to any companies other than the Company and its Immediate Affiliates. The Executive shall not accept membership on any board of directors or other governing board of any Person or engage in any other business activity without the prior approval of two independent members of the Board, including a Lead Independent Director and the Chair of the Corporate Governance and Nominating Committee of the Board (the “CGNC”), which approval will not be unreasonably withheld, delayed or conditioned.
(d)    During the Term of this Agreement (for the avoidance of doubt, not including the Company’s annual shareholder meeting in 2023), the Company agrees to propose to the shareholders of the Company at each appropriate annual meeting of such shareholders the reelection of the Executive as a member of the Board.
4.    Compensation and Benefits. As compensation for all services performed by the Executive under and during the Term of this Agreement and subject to performance of the Executive’s duties and responsibilities and of his obligations to the Company and its Affiliates, pursuant to this Agreement, the Employee Agreement or otherwise:
(a)    Base Salary. During the first twelve (12) months of the Term of this Agreement, the Company shall pay the Executive a base salary at the rate of One Million Dollars ($1,000,000) per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company for its executives. For the remainder of the Term of this Agreement following such twelve (12) month period, the Executive shall not be entitled to any base salary compensation.
(b)    Performance Bonus Compensation. For fiscal year 2020, the Executive shall have the opportunity to earn an annual bonus (the “FY2020 Bonus”) under the executive performance bonus plan then applicable to the Company’s executive officers generally, as in effect from time to time, based on target objectives (including both Company and individual performance factors) determined by the Board or a designated committee thereof. The Executive’s target bonus opportunity under the executive performance bonus plan for fiscal year 2020 shall be One Hundred Percent (100%) of the Base Salary (the “Target Bonus”), with the actual amount of the FY2020 Bonus being determined in the reasonable discretion of the Board or its designated committee based on the performance of the Executive and the Company against the target objectives. Except as otherwise provided in accordance with the applicable provision of Section 5 hereof in the event of termination of the Executive’s employment hereunder, the Executive, in order to be eligible to earn the FY2020 Bonus, must be employed on the date payment of annual bonuses for fiscal year 2020 is made to Company executives generally, which shall occur not later than two and one-half months following the close of such fiscal year. Other than the FY2020 Bonus, during the Term of this Agreement, the Executive shall not be entitled to earn any annual incentive or bonus compensation.

(c)    Equity Awards. During the Term of this Agreement, and provided that the Executive has remained in continuous service with the Company through the applicable grant date, subject to the approval of the Board or the Compensation Committee thereof, the Executive will receive the following annual grants of equity awards (the “Annual Stock Awards”). Each Annual Stock Award will be made during the applicable time period set forth below. Fifty percent (50%) of each Annual Stock Award will be in the form of fully vested shares of Company common stock and fifty percent (50%) will be in the form of performance stock units and the Annual Stock Award will have an aggregate grant date value (with performance stock units valued based on target, and the number of shares or units granted, as applicable, determined by dividing such values by the fair market value of the Company’s common stock) as follows:
(i)    $9,000,000 for fiscal year 2020 (to be granted in the first calendar quarter of 2021) (“Year 1”);
(ii)    $8,500,000 for fiscal year 2021 (to be granted in the first calendar quarter of 2022) (“Year 2”); and
(iii)    $6,500,000 for fiscal year 2022 (to be granted in the first calendar quarter of 2023) (“Year 3”).
Both one-year and three-year performance criteria will apply to the performance stock units granted in Year 1, and one-year performance criteria will apply to the performance stock units granted in Year 2 and Year 3. The terms and conditions applicable to each Annual Stock Award shall otherwise be as prescribed by the Compensation Committee, with each Annual Stock Award evidenced by an award agreement that is substantially similar to the form of award agreement used for such type of award for Company executives generally, except for such changes as are necessary or desirable to reflect the terms of the Executive’s employment hereunder.
(d)    Other Benefits. During the Term of this Agreement, the Company shall furnish the Executive with an executive office at the Company’s corporate headquarters, which office will be located in close proximity to the Chief Executive Officer of the Company’s primary office, and shall provide the Executive with an administrative assistant. During the Term of this Agreement, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for executives of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit provided to the Executive under this Agreement (e.g., a severance pay plan) or otherwise provided the Executive by the Company or any of its Immediate Affiliates; provided, however, that, if a benefit provided the Executive other than under this Agreement disqualifies the Executive from participating in an Employee Benefit Plan for which he would otherwise be eligible, the Company will provide the Executive notice of such disqualification. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.
(e)    Business Expenses.

(i)    The Company shall pay or reimburse the Executive for all reasonable and customary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board as applicable to executives of the Company generally and to such reasonable substantiation and documentation as may be specified by the Company from time to time; provided, however, that, consistent with the employee travel policy of the Company, expenses incurred by the Executive for travel between his personal residence and the Company’s corporate headquarters shall not be payable or reimbursable pursuant to this Section 4(e) or otherwise.
(ii)    Any reimbursement of expenses that would constitute nonqualified deferred compensation subject to Section 409A of the Code and the regulations promulgated thereunder, each as amended (“Section 409A”), shall be subject to the following additional rules: (A) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any other such expense in any other taxable year; (B) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (C) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.
5.    Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment may be terminated and this Agreement terminated prior to the Expiration Date under the following circumstances:
(a)    Death. In the event of the Executive’s death during the Term of this Agreement, the Executive’s employment hereunder shall immediately and automatically terminate on that date. In such event, following the Date of Termination (as defined below), the Company (i) shall pay to the Executive’s estate any Final Compensation (as defined below) that is due, such payment to be made on the next regular payroll date of the Company; (ii) shall pay to the Executive’s estate the Base Salary, if then payable under Section 4(a) hereof, if any, that remains unpaid as of the Date of Termination, payable in a single lump sum cash payment on the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination; (iii) shall pay to the Executive’s estate the FY2020 Bonus, if earned but unpaid on the Date of Termination, payable on the date annual bonuses for fiscal year 2020 are paid to Company executives generally, or, if the Date of Termination occurs before December 31, 2020, shall pay to the Executive’s estate the Target Bonus, payable on the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination; and (iv) shall pay to the Executive’s estate the Final Equity Amount, if any, in cash on the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination; it being understood that the obligation to pay any Base Salary under subsection (ii) above, Target Bonus or Final Equity Amount shall be conditioned on the Executive’s estate signing and returning a timely and effective Release of Claims (as defined below), such that the Release of Claims becomes effective and irrevocable prior to the expiration of sixty (60) calendar days from the Date of Termination. Any equity awards held by the Executive on the Date of Termination shall be governed by the applicable Equity Plan, any applicable grant agreements and any applicable Company securities trading policies. The Company shall have no obligation or liability to the Executive or his estate under this Agreement, other than as set forth expressly in this Section 5(a).
(b)    Disability.
(i)    The Company may terminate the Executive’s employment hereunder during the Term of this Agreement upon notice to the Executive in the event that the Executive becomes disabled through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform all or substantially all of his duties and responsibilities hereunder for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall (i) pay to the Executive any Final Compensation that is due, such payment to be made on the next regular payroll date of the Company; (ii) shall pay to the Executive’s estate the Base Salary, if then payable under Section 4(a) hereof, if any, that remains unpaid as of the Date of Termination, payable in a single lump sum cash payment on the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination; (iii) shall pay to the Executive the FY2020 Bonus, if earned but unpaid on the Date of Termination, payable on the date annual bonuses for fiscal year 2020 are paid to Company executives generally, or, if the Date of Termination occurs before December 31, 2020, shall pay to the Executive the Target Bonus, payable on the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination; and (iv) shall pay to the Executive the Final Equity Amount, if any, in cash on the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination; it being understood that the obligation to pay any Base Salary under subsection (ii) above, Target Bonus or Final Equity Amount shall be conditioned on the Executive or his legal guardian or representative, as applicable, signing and returning a timely and effective Release of Claims, such that the Release of Claims becomes effective and irrevocable prior to the expiration of sixty (60) calendar days from the Date of Termination. Any equity awards held by the Executive on the Date of Termination shall be governed by the applicable Equity Plan, any applicable grant agreements and any applicable Company securities trading policies. The Company shall have no obligation or liability to the Executive under this Agreement other than as expressly set forth in this Section 5(b)(i).
(ii)    If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform all or substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board’s determination of the issue shall be binding on the Executive.
(c)    By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time during the Term of this Agreement upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination:
(i)    the Executive’s refusal or willful failure to perform (other than by reason of disability), or gross negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates, which remains uncured or continues after thirty (30) days’ notice from the Company specifying in reasonable detail the nature of the refusal, willful failure or gross negligence;
(ii)    a material breach of the Employee Agreement or a material breach of a fiduciary duty owed to the Company;
(iii)    fraud, embezzlement or other dishonesty by the Executive with respect to the Company or any of its Affiliates (exclusive of trivial matters and good faith errors) or a breach of a published Company policy that places the Company at substantial risk of material liability; or
(iv)    the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any misdemeanor involving moral turpitude.
In the event of termination under this Section 5(c), following the Date of Termination, the Company shall pay the Executive any Final Compensation that is due, such payment to be made on the next regular payroll date of the Company. Any equity awards held by the Executive on the Date of Termination shall be forfeited effective on the Date of Termination. The Company shall have no obligation or liability to the Executive under this Agreement, other than as expressly set forth in this Section 5(c).
(d)    By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause upon notice to the Executive at any time during the Term of this Agreement prior to the Expiration Date. In the event of such termination, the Company (i) shall pay to the Executive any Final Compensation that is due, such payment to be made on the next regular payroll date of the Company; and (ii) shall pay to the Executive any FY2020 Bonus, if earned but unpaid on the Date of Termination, which FY2020 bonus shall be payable on the date annual bonuses for fiscal year 2020 are paid to Company executives generally. In addition, the Company shall provide the Executive the following:
(i)    Severance.
(A)    Severance Pay. The Company shall provide the Executive severance pay equal to the sum of (I) the Base Salary, if then payable under Section 4(a) hereof, if any, that remains unpaid as of the Date of Termination, (II) in lieu of the amount set forth in subsection (ii) above, the Target Bonus, if the Date of Termination occurs prior to December 31, 2020, and (III) the grant date value of any Annual Stock Award not yet granted pursuant to Section 4(c) hereof as of the Date of Termination, payable in a single lump sum cash payment on the Company’s next regular payday for its executives that follows the expiration of sixty (60) calendar days from the Date of Termination.
(B)    Premium Contributions. Provided that the Executive and his eligible dependents, if any, are participating in the Company’s group health, dental and vision plans (to the extent offered by the Company) on the Date of Termination and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” the Company will contribute to the premium cost of that participation the same amount it contributes to the premium cost of participation for its actively employed executives and their eligible dependents in those plans, until the earliest to occur of (x) the earlier of the last date of the eighteen (18th) month after the Date of Termination and the Expiration Date, (y) the date the Executive is eligible to enroll in the health, dental and/or vision plans of another employer, and (z) the date the Executive becomes eligible for Medicare; provided, however, that such participation is dependent on the Executive and his dependents continuing to be eligible to continue participation in the Company’s offered plans through COBRA and the Executive paying, by payroll deduction or otherwise, any employee contribution toward the premium cost of such participation that is applicable to the Company’s actively employed executives generally. Notwithstanding the foregoing, if this payment arrangement would cause any of the Company’s group health, dental or vision plans to fail the non-discrimination testing required by Section 105(h) of the Code or otherwise result in any fine or penalty to the Company under applicable law, the Company may, in its sole discretion, require that the contributions made by the Executive be made on an after-tax basis and the contributions made by the Company be made on a taxable basis. The Executive agrees to notify the Company promptly if he is eligible to enroll in the plans of another employer or if he or any of his dependents ceases to be eligible to continue participation in Company plans through COBRA or when he becomes eligible for Medicare.
(ii)    Conditions to Eligibility for Severance Benefits. The provisions of clauses (A) and (B) of Section 5(d)(i) hereof, are referred to in the aggregate hereafter as the “Severance Benefits.” The obligation of the Company to provide the Executive the Severance Benefits, or any of them, is conditioned on the Executive signing and returning a timely and effective release of claims in the form attached to this Agreement and marked Exhibit B (the “Release of Claims”), such that the Release of Claims becomes effective and irrevocable prior to the expiration of sixty (60) calendar days from the Date of Termination, and on the Executive continuing to meet his obligations under the Employee Agreement in accordance with its terms from and following the Date of Termination. The Release of Claims that is required in order for the Executive to qualify for the Severance Benefits in accordance with Section 5(d) or Section 5(e) of this Agreement and otherwise to qualify for benefits under Sections 5(a) or 5(b) of this

Agreement creates legally binding obligations on the part of the Executive. Therefore, the Company advises the Executive to consult an attorney before signing the Release of Claims in any of the foregoing circumstances.
(iii)    Any equity awards held by the Executive on the Date of Termination shall be governed by the applicable Equity Plan, any applicable grant agreements and any applicable Company securities trading policies. The Company shall have no obligation or liability to the Executive under this Agreement, other than as expressly set forth in this Section 5(d).
(e)    By the Executive for Good Reason.
(i)    The Executive may terminate his employment hereunder for Good Reason during the Term of this Agreement (A) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of that condition; (B) by providing the Company thirty (30) days to remedy the condition and so specifying in the notice; and (C) by terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition.
(ii)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following conditions without the Executive’s consent: (A) failure of the Company to appoint the Executive as Executive Chairman of the Company in accordance with Section 3(a) hereof (or other executive-level position having similar duties and responsibilities) or to propose to the shareholders of the Company the reelection of the Executive as a member of the Board in accordance with Section 3(d) hereof or to continue the Executive in those positions and offices at any time during the Term of this Agreement following such appointment or reelection, as applicable; (B) a material adverse change in the Executive’s duties, authority and/or responsibilities that, taken as a whole, effectively constitutes a demotion or a change in reporting relationship such that the Executive does not report to the Board or a designated committee thereof; or (C) other material breach of this Agreement by the Company; provided, however, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates, the Company’s appointment of the Executive to another executive-level position having similar duties and responsibilities as Executive Chairman of the Company, a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another Person and any diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates shall not constitute Good Reason.
(iii)    In the event of termination of the Executive’s employment for Good Reason during the Term of this Agreement in accordance with this Section 5(e), the Company shall (i) pay to the Executive any Final Compensation that is due, such payment to be made on the next regular payroll date of the Company; and (ii) shall pay the Executive the FY2020 Bonus, if earned but unpaid on the Date of Termination, payable on the date annual bonuses for fiscal year 2020 are paid to Company executives generally. In addition (or in lieu of, as applicable), the Executive shall be entitled to receive the Severance Benefits on the same terms as would have applied had his employment been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement set forth in Section 5(d)(ii) hereof, which include his signing and return of a timely and effective Release of Claims and his continuing to meet his obligations under the Employee Agreement in accordance with its terms.
(iv)    Any equity awards held by the Executive on the Date of Termination shall be governed by the applicable Equity Plan, any applicable grant agreements and any applicable Company securities trading policies. The Company shall have no obligation or liability to the Executive under this Agreement, other than as expressly set forth in this Section 5(e).
(f)    By the Executive other than for Good Reason. The Executive may terminate his employment hereunder other than for Good Reason at any time during the Term of this Agreement upon sixty (60) days’ notice to the Company. In the event of termination of the Executive’s employment pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company shall pay the Executive the Base Salary (if then payable pursuant to Section 4(a) hereof) for the initial sixty (60) days of the notice period (or for any remaining portion of such initial period). In the event of termination hereunder, following the Date of Termination, the Company shall pay to the Executive any Final Compensation that is due, such payment to be made on the next regular payroll date of the Company. Any equity awards held by the Executive on the Date of Termination shall be governed by the applicable Equity Plan, any applicable grant agreements and any applicable Company securities trading policies. The Company shall have no obligation or liability to the Executive under this Agreement, other than as expressly set forth in this Section 5(f).
(g)    Upon Expiration of the Term. Notwithstanding anything to the contrary herein, unless the parties have elected to extend the Term of this Agreement pursuant to Section 2 hereof, or unless Executive’s employment is earlier terminated otherwise pursuant to Section 5 hereof, the Executive’s employment with the Company hereunder shall automatically terminate on the Expiration Date. In the event of a termination of employment upon the expiration of the Term of this Agreement, following the Date of Termination, the Company shall pay to the Executive any Final Compensation that is due, such payment to be made on the next regular payroll date of the Company. Any equity awards held by the Executive on the Date of Termination shall be governed by the applicable Equity Plan, any applicable grant agreements and any applicable Company securities trading policies. The Company shall have no obligation or liability to the Executive under this Agreement, other than as expressly set forth in this Section 5(g).
(h)    Timing of Payments and Section 409A.
(i)    To the extent that this Agreement provides for the payment of non-qualified deferred compensation benefits in connection with a termination of the

Executive’s employment (regardless of the reason for such termination), such termination of the Executive’s employment triggering payment of benefits under the terms of this Agreement must also constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before the Company shall make payment of such benefits. To the extent that termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by him to the Company or any of its Affiliates or successors at the time his employment terminates), any benefits payable under this Agreement that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 5(h)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay in payment of such benefits until such time as a separation from service occurs.
(ii)    If, at the time of the Executive’s “separation from service” with the Company other than as a result of the Executive’s death: (A) the Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and Treas. Regs.§1.409A-1(i)), (B) one or more of the payments or benefits received or to be received by the Executive pursuant to this Agreement would constitute non-qualified deferred compensation subject to Section 409A, and (C) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any amounts otherwise due to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the earlier of (x) the business day following the last day of the sixth month after the month in which the Date of Termination occurs, or if later, the date of the Executive’s separation from service with the Company occurs, and (y) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (x) the business day following the last day of the sixth month after the month in which the Date of Termination occurs, or if later, the Executive’s separation from service with the Company occurs, and (y) the Executive’s death, the Company shall pay the Executive (or his estate) in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under this Agreement.
(iii)    Each installment payment to be provided to the Executive under this Agreement shall be a separate “payment” within the meaning of Treasury Regulation section 1.409A-2(b)(2)(i).
6.    Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the Term of this Agreement, termination pursuant to Section 5 or otherwise.

(a)    Payment by the Company of any Final Compensation due to the Executive and provision of any Target Bonus, Final Equity Amount or Severance Benefits, in each case, if due the Executive under the applicable termination provision of Section 5, shall constitute the entire obligation of the Company to the Executive under this Agreement.
(b)    Except for any right of the Executive and his eligible dependents to continue participation in any medical, dental or vision plan offered by the Company in accordance with applicable law, the Executive’s participation in Employee Benefit Plans of the Company shall terminate pursuant to the terms of each applicable Employee Benefit Plan based on the Date of Termination without regard to the payment of Severance Benefits or pay for notice period waived or any other payment to the Executive following the Date of Termination.
(c)    Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions. Further, the Employee Agreement shall survive the termination of this Agreement and the termination of the Executive’s employment howsoever occurring in accordance with the terms thereof, provided, however, that solely in the event that the Executive resigns his employment for Good Reason in accordance with Section 5(e)(ii)(A) of this Agreement because the Company does not appoint the Executive as Executive Chairman of the Company in accordance with Section 3(a) of this Agreement (and does not appoint him to another executive-level position having similar duties and responsibilities), the Executive shall not be bound by Section 4(a) of the Employee Agreement. The obligation of the Company to provide the Target Bonus, Final Equity Amount or Severance Benefits to the Executive under the applicable provision of Section 5 hereof is expressly conditioned on the Executive’s continued full performance of his obligations under the Employee Agreement. For purposes of clarity, if the Executive breaches any obligation under the Employee Agreement on or after the Date of Termination, the Company shall have no obligation to pay the Target Bonus, Final Equity Amount or Severance Benefits to the Executive under the applicable provision of Section 5 hereof, and may seek recoupment of any such payments or benefits made after such breach. The determination of whether an activity is competitive with the Company or relates to a Product (as defined in the Employee Agreement) under the Employee Agreement shall be made by two independent members of the Board, including a Lead Independent Director and the Chair of the CGNC. The Executive recognizes that, except as expressly provided in Section 5 hereof, no compensation is earned after termination of employment.
7.    Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive agrees not to disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a prior employer or other Person without such Person’s consent.

8.    Indemnification. The Company shall indemnify the Executive to the same extent as it indemnifies its other executive officers and members of its Board under its charter or bylaws, as in effect from time to time. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment or any of his positions or offices held with the Company or his membership on the Board.
9.    Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
(a)    “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.
(b)     “Code” means the United States Internal Revenue Code of the 1986, as amended.
(c)    “Date of Termination” means the date the Executive’s employment with the Company terminates, regardless of the reason for such termination.
(d)    “Equity Plan” means the Vertex Pharmaceuticals Incorporated Amended and Restated 2006 Stock and Option Plan, the Vertex Pharmaceuticals Incorporated Amended and Restated 2013 Stock and Option Plan, and any successor plan adopted by the Company, in each case, as amended from time to time.
(e)    “Final Compensation” means (i) the Base Salary, if any, earned during the final payroll period of the Executive’s employment under this Agreement, through the Date of Termination, but not yet paid, and (ii) any business expenses incurred by the Executive but un-reimbursed on the Date of Termination, provided that such expenses and required substantiation and documentation are submitted prior to, or within sixty (60) days following, the Date of Termination and that such expenses are reimbursable under Section 4(e) hereof and Company policies.
(f)    “Final Equity Amount” means an amount equal to the grant date value of the Annual Stock Award the Executive would have received on the next grant date immediately following the Date of Termination pursuant to Section 4(c) of this Agreement had he continued employment through such date.
(g)    “Immediate Affiliates” means the Company’s direct and indirect subsidiaries, the Company’s direct and indirect parents and their direct and indirect subsidiaries (exclusive of the Company).
(h)    “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

10.    Clawback. The payment and benefits provided to the Executive under Section 4 of this Agreement, the Target Bonus, Final Equity Amount and Severance Benefits provided to the Executive under Section 5 of this Agreement, the Annual Stock Awards, and any other equity award granted to the Executive by the Company shall be subject to and shall be deemed amended hereby to incorporate any policy adopted by the Company requiring the repayment of compensation paid to the Executive.
11.    Stock Ownership and Transfer. The Executive’s ownership and transfer of any shares of the Company’s common stock that he receives in connection with the exercise of any stock options granted to the Executive by the Company or the satisfaction of the vesting conditions of any other equity award granted to the Executive by the Company shall be subject to and shall be deemed amended hereby to incorporate any policy that: (i) imposes any stock ownership guidelines or rules on the Company’s officers or directors; or (ii) governs the transfer of shares of stock held by employees of the Company, as such policies may exist from time to time.
12.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
13.    Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
14.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
16.    Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business in Boston, Massachusetts, attention of the Senior Vice President of Human Resources with a copy to the Office of the General Counsel of the Company, or to such other address as either party may specify by notice to the other actually received.
17.    Entire Agreement. This Agreement and the Employee Agreement collectively constitute the entire agreement between the parties and supersede all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.
18.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Board.
19.    Compliance with Section 409A. The provisions of this Agreement are intended to not result in the imposition of additional tax or interest under Section 409A of the Code where applicable, and such provisions shall be interpreted and administered accordingly. If any provision of this Agreement is ambiguous such that one interpretation of the provision would not impose the excise tax under Section 409A and another interpretation of the provision would impose the excise tax under Section 409A, each party intends that this Agreement be interpreted so the excise tax would not be imposed. The Company and the Executive acknowledge that it may be desirable, in view of regulations or other guidance issued under Section 409A, to amend provisions of this Agreement to avoid the acceleration of tax or the imposition of additional tax under Section 409A and that the Company will not unreasonably withhold its consent to any such amendments that in its determination are (i) feasible and necessary to avoid adverse tax consequences under Section 409A for the Executive, and (ii) not adverse to the interests of the Company.
20.    Reduction in Payments. To the extent that any payments or benefits provided under Section 5 of this Agreement, or any other type of benefit or payment made to the Executive or for his benefit by the Company or any of its Affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Code, the Total Payments shall be reduced so that the maximum value of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, provided that no reduction in the Total Payments shall be made if the net after-tax amount of the Total Payments retained by the Executive after reduction are less than the net-after tax amount of the Total Payments retained by the Executive without any reduction under this Section 20. If the Total Payments are subject to reduction under this Section 20, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any Target Bonus, Final Equity Amount or Severance Benefits, as applicable, then by reducing or eliminating any accelerated vesting of any stock option awards, then by reducing or eliminating any accelerated vesting of any restricted stock or restricted stock unit awards, and finally by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. Any determination that the Total Payments must be reduced in accordance with this Section 20 and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances.
21.    Headings and Counterparts. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
22.    Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of The Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

[Remainder of page intentionally blank. Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:                    THE EXECUTIVE:

VERTEX PHARMACEUTICALS
INCORPORATED

By: _________________________            _________________________
Bruce I. Sachs                    Jeffrey M. Leiden, M.D., Ph.D
Lead Independent Director and
Chairman of MDCC

EXHIBIT B

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the severance benefits to be provided me in connection with the termination of my employment in accordance with the applicable provision of Section 5 of the employment agreement between me and Vertex Pharmaceuticals Incorporated (the “Company”) made and entered into as of April 1, 2020 (the “Agreement”), which are conditioned on my signing this Release of Claims, in addition to my continued compliance with the agreement between me and the Company captioned “Employee Non-Disclosure, Non-Competition and Inventions Agreement” of even date with the Agreement, and to which I am not otherwise entitled, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and its Affiliates (as defined in the Agreement) and all of their respective past, present and future officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (collectively, the “Released”), both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, whether known or unknown, that I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time).
Excluded from the scope of this Release of Claims is (i) any claim arising under an applicable provision of Section 5 of the Agreement after the effective date of this Release of Claims, (ii) any right of indemnification or contribution that I have pursuant to the charter or by laws of the Company and (iii) any claim that may not be waived pursuant to applicable law.
Notwithstanding any of the foregoing, nothing in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding, or any related complaint or lawsuit filed by me or by anyone else on my behalf. Further, nothing in this Release or any other agreement with the Company (i) limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or (ii) requires me to notify Company about such communication.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date my employment with the Company terminates. I also acknowledge that I have been advised by the Company, as set forth in Section 5(d) of the Agreement, to consult an attorney prior to signing this Release of Claims; that I have had a full and sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, other than those set forth expressly in the Agreement.
I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Senior Vice President of Human Resources of the Company or such other person whom the Board of Directors of the Company may designate and that this Release of Claims shall not take effect until the eighth (8th) calendar day following the date of my signing and then only if I have not revoked it during the preceding seven (7) calendar days.
Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: _____________________________________________
Jeffrey M. Leiden, M.D., Ph.D.

Date Signed: ___________________________________________